Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of April 26, 2010, by and among WindTamer Corporation, a corporation organized under the laws of the State of New York, and Gerald Brock, Michael Hughes, William Schmitz and Molly Hedges.  Capitalized terms used herein and not otherwise defined shall have the meaning provided in Section 2 below.

WHEREAS, the Company is entering into that certain Loan Agreement dated of even date herewith (the “Credit Facility”) with First Niagara Bank, N.A. (“Lender”);

WHEREAS, to further induce Lender to provide credit to the Company under the Credit Facility, each Holder other than Gerald Brock shall provide to Lender a limited guaranty (the “Guaranties”) of the Company’s obligations under the Credit Facility;

WHEREAS, in order to induce the Holders to provide credit to the Guaranties to the Lender, Gerald Brock shall pledge 20,000,000 shares of Common Stock (the “Pledged Shares”) owned by him pursuant to that certain Stock Pledge Agreement dated of even date herewith;

WHEREAS, in consideration of the pledge of the Pledged Shares by Gerald Brock and the provision of the Guaranties by the Holders other than Gerald Brock, the Company is issuing the Warrants to the Holders pursuant to the Warrant Purchase Agreement; and

WHEREAS, in further consideration of the provision of the Guaranties by the Holders, the Company is providing the Holders rights to register for resale by the Holders the shares of the Common Stock issuable upon exercise of the Warrants under the Act on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions set forth below, the Company and the Holders hereby agree as follows:

1.   Registration Rights.  The Company hereby grants to each Holder the registration rights contained in this Agreement.

2.   Definitions.  In addition to the terms defined elsewhere in this Agreement (including the preamble and recitals hereto), as used in this Agreement the following terms have the definitions provided:

(a)   The term “Act” means the Securities Act of 1933, as amended.

(b)   The term “Common Stock” means the common stock of the Company, par value $0.0001 per share.

(c)   The term “Company” means WindTamer Corporation, a company organized under the laws of the State of New York.

(d)   The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e)   The term “Holder,” and collectively “Holders,” means (a) each of Gerald Brock, Michael Hughes, William Schmitz and Molly Hedges, as the purchasers of the Warrants under the Warrant Purchase Agreement and (b) any permitted transferee (pursuant to the terms of the Warrants and the Warrant Purchase Agreement) of a Warrant or any Registrable Securities.

(f)   The term “Holder Contact” means Michael Hughes.

(g)   The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Act, and the declaration or ordering of the effectiveness of such registration statement by the SEC or such other procedure as may hereafter be required to permit the public offering of securities under the Act.

(h)   The term “Registrable Securities” means (a) no less than 14,500,000  shares of Common Stock issued or issuable to a Holder upon exercise of a Warrant (the “Warrant Shares”) and (b) any Common Stock of the Company issued as a dividend or other distribution with respect to, or in exchange or in replacement of, the Warrant Shares; provided, however, that any Registrable Securities disposed of by any Holder or person pursuant to one or more registration statements under the Act (including a transaction pursuant to a registration statement under this Agreement), or pursuant to Rule 144 promulgated under the Act shall thereafter cease to be Registrable Securities hereunder.

(i)   The term “Registration Statement(s)” means a registration statement(s) of the Company under the Act.

(j)   The term “Regulations” means the rules and regulations promulgated by the SEC pursuant to the Act.

(k)   The term “SEC” means the Securities and Exchange Commission, or any successor federal agency.

(l)   The term “Warrant,” and collectively “Warrants,” means (a) those certain Warrants to purchase Common Stock of the Company issued pursuant to the Warrant Purchase Agreement and (b) any Warrant to purchase Common Stock of the Company issued as a replacement therefore or upon partial exercise thereof pursuant to the terms thereof.

(m)   The term “Warrant Purchase Agreement” means that certain Warrant Purchase Agreement dated of even date herewith between the Company and the Holders, pursuant to which the Company is selling the Warrants to the Holders.

3.            Registration.

(a)   Registration Statements.

(i)    No later than November 26, 2010, the Company shall prepare and file with the SEC one (1) Registration Statement on Form S-1 (or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities, subject to the consent of the Holder Contact) (the “Initial Registration Statement”), covering the resale of all of the Registrable Securities (the “Target Registration Amount”).

(ii)    In the event that any Registration Statement filed hereunder shall (when combined with any previous Registration Statements filed hereunder that are current and effective) register a number of shares of Common Stock which is less than the Target Registration Amount (a “Target Registration Shortfall,” the date of each of which is referred to as a “Registration Trigger Date”), the Company shall file a new Registration Statement (an “Additional Registration Statement”) covering the remaining unregistered portion of the Target Registration Amount as of the Registration Trigger Date (the “Target Registration Shortfall Amount”).  The Company shall prepare and file each Additional Registration Statement as soon as practicable following any Registration Trigger Date, but not later than the later of (i) the date that is sixty (60) days after the date substantially all (as such term is then interpreted by the SEC) of the Registrable Securities registered under the immediately preceding Registration Statement are sold and (ii) the date that is six (6) months following the date of effectiveness of the most recently effective Registration Statement or Additional Registration Statement filed hereunder.

(iii)    Registration Statements shall also include, to the extent allowable under the Act and the rules and regulations promulgated thereunder (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Registrable Securities.  Registration Statements shall not include any other shares of Common Stock held by the Holders in addition to the Registrable Securities without the prior written consent of the Company.

(iv)    Registration Statements (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to the Holder Contact at least five (5) business days prior to its filing or other submission.

(v)    The number of Registrable Securities eligible for resale by each Holder as a selling stockholder under any Registration Statement shall be allocated pro rata among the Holders based on the number of Registrable Securities registered thereunder held by each Holder as compared to the total number of Registrable Securities registered thereunder, unless the Holders unanimously agree to an alternative allocation and notify the Company in writing of such agreement at least three (3) business days prior to the planned filing date of a Registration Statement.

(vi)    Notwithstanding the Company’s obligations with respect this Section 3(a), the parties acknowledge that the Act and the Regulations may require, among other things, the completion of the sale and purchase of the Warrants as determined in accordance with the Act and the Regulations prior to the filing of the Initial Registration Statement with respect to the resale of the underlying Warrant Shares.  The Company agrees to use commercially reasonable efforts to cause any filed Registration Statement to become effective.  However, the parties agree that the Company’s ability to cause any Registration to become effective and the Company’s other obligations pursuant to this Section 3(a) are subject to the Act and the Regulations otherwise allowing the filing of any Registration Statement.

(b)   Expenses.  The Company will pay all expenses associated with each registration, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws and listing fees, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold, transfer taxes, the fees and expenses of counsel to the Holders and the Holders’ other out-of-pocket expenses in connection with the registration.

(c)   Effectiveness.  The Company shall use commercially reasonable efforts to have a Registration Statement covering the Target Registration Amount as soon as practicable following the date on which the Company may register the Registrable Securities pursuant to the Act and the Regulations.  Each Registration Statement shall remain effective so long as is necessary to permit the Holders to offer and sell the Registrable Securities without further registration.  The Company shall notify each Holder by facsimile or e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after any Registration Statement is declared effective and shall simultaneously provide each Holder with copies of any related prospectus or prospectus supplement to be used in connection with the sale or other disposition of the securities covered thereby.

4.   Due Diligence Review; Information.  The Company shall make available for inspection and review by the Holders, advisors to and representatives of the Holders, during normal business hours and upon reasonable prior notice, all financial and other records, all SEC filings, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company’s officers, directors and employees, within a reasonable time period, to supply all such information reasonably requested by the Holders or any such representative, advisor or underwriter in connection with any Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of any Registration Statement for the sole purpose of enabling the Holders and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of any Registration Statement.

5.   Obligations of the Company.  In connection with the registration hereunder of any Registrable Securities, the Company shall, at its sole expense:

(a)   furnish to the Holders and to their underwriters, if any, such number of copies of the Registration Statement, prospectus, and preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(b)   use its reasonable efforts to register and qualify the Registrable Securities covered by such Registration Statement under such other securities laws of such states or other jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; and

(c)   notify each Holder of Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such Registration Rtatement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

6.   Information by Holders.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3(a) above that the selling Holders with respect to any Registration Statement shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, the intended method of disposition of such securities or such other information as shall be reasonably required to timely effect the registration of their Registrable Securities.

7.   Delay of Registration.  No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

8.   Indemnification.  In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a)   Except as provided in Section 8(b) below, and to the extent permitted by law, the Company will indemnify and hold harmless each Holder (and, if applicable, each officer, director and/or general partner of such Holder) of Registrable Securities with respect to which a Registration Statement has been filed under the Act pursuant to this Agreement, each underwriter of any of the Registrable Securities included in such Registration Statement, and each person, if any, who controls any such Holder or underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (collectively, the “Holder-Underwriters”), and to reimburse each such Holder-Underwriter, with respect to the following:

(i)    against any loss, liability (joint or several), claim, damage and expense arising out of any misstatement of a material fact or alleged misstatement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, unless such misstatement of a material fact or omission was made in reliance upon and in conformity with written information furnished to the Company by any Holder expressly for use in connection with such registration; or

(ii)    against any legal or other expenses reasonably incurred by the Holder-Underwriters in connection with investigating or defending any such loss, claim, damage, liability, or action provided, however, this Section 8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the written consent of the Company (which consent shall not be unreasonably withheld).

(b)   Notwithstanding Section 8(a) above, in no case shall the Company be liable under this indemnity agreement with respect to any loss, liability, claim, damage or expense with respect to any claim made against any Holder-Underwriter unless the Company shall be notified in writing or otherwise becomes aware of the nature of the claim within a reasonable time after such Holder-Underwriter’s knowledge of the assertion thereof, but failure to so notify the Company shall not relieve the Company from any liability which it may have otherwise than on account of this indemnity agreement. In case of any such notice the Company shall be entitled to participate at its expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit brought to enforce any such claim; but if it so elects to assume the defense such defense shall be conducted by counsel chosen by it and approved by the Holder-Underwriter or Holder-Underwriters and other defendant or defendants, if any, in any suit so brought, which approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any suit and retain such counsel and such defense is diligently pursued the Holder-Underwriter or Holder-Underwriters and other defendant or defendants, if any, in the suit, shall bear the fees and expenses of any additional counsel thereafter retained by them other than for the reasonable cost of monitoring such defense; provided, however, that in the event of any conflict of interest between the Company and any Holder that requires the Holder to retain separate counsel, the Company shall bear the fees and expenses of such separate counsel.

(c)   To the extent permitted by law, each Holder severally will indemnify and hold harmless the Company, each officer and director of the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Act, each underwriter of Registrable Securities included in any Registration Statement which has been filed under the Act pursuant to this Agreement, each person, if any, who controls such underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, each other Holder, and each person controlling such other Holder within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any loss, liability, claim, damage and expense described in Sections 8(a)(i) and (a)(ii) above, but only with respect to and to the extent such loss, liability, claim, damage or expense arises out of or is caused by a misstatement of a material fact or omission or alleged misstatement of a material fact or omission made in such Registration Statement, preliminary prospectus, final prospectus, or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use in connection with such registration; provided, however, that the obligations of each such Holder hereunder shall be limited to an amount equal to the net proceeds to such Holder of Registrable Securities sold as contemplated herein. In case any action shall be brought against the Company or any person so indemnified pursuant to the provisions of this subparagraph (b) and in respect of which indemnity may be sought against any Holder, the Holders from whom indemnity is sought shall have the rights and duties given to the Company, and the Company and the other persons so indemnified shall have the rights and duties given to the persons entitled to indemnification by the provisions of subparagraph (a) of this Section 8.

(d)   No indemnifying party in the defense of any such claim or litigation, shall, except with the consent of each indemnified party (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(e)   If for any reason the foregoing indemnity is unavailable, or is insufficient to hold harmless, an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such pro-portion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand (taking into consideration the fact that the provision of the registration rights hereinafter is a material inducement to the Holders to purchase the shares of Common Stock under the Warrant Purchase Agreement) and the indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Holder shall be required to pay, whether by indemnification or contribution, an aggregate amount in excess of the net proceeds received by such Holder in the sale of Registrable Securities hereunder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)   The obligations of the Company and the Holders under this Section 8 shall survive the completion of any offering of Registrable Securities in a Registration Statement, and otherwise.

9.   Assignment of Registration Rights.  Notwithstanding anything herein to any the contrary, the registration rights of a Holder hereunder may be assigned by a Holder only to a party who acquires all or any portion of the Registrable Securities of such Holder; provided, however that no party may seek to enforce their rights with respect to any of the registration rights hereunder unless the Company is given written notice of the assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided, further that any such assignee receives such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 9, and agrees to the same in writing.

10.        Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be (i) hand delivered, (ii) sent by a nationally recognized overnight courier for next business day delivery or (iii) sent by telephone facsimile transmission (with prompt oral confirmation of receipt).  Any such notice to the Company or the Holder Contact shall be provided as follows:

(a)   If to Company:

WindTamer Corporaton
6053 Ely Avenue
Livonia, New York 14487
Attention: Chief Executive Officer
Facsimile No.: (585) 243-4142

with a copy to (which shall not constitute notice):

Woods Oviatt Gilman LLP
700 Crossroads Building
Rochester, NY 14614
Attention: Gregory W. Gribben, Esq.
Facsimile No.: (585) 454-3968

(b)   If to Holder Contact:

WindTamer Corporaton
6053 Ely Avenue
Livonia, New York 14487
Attention: Michael Hughes
Facsimile No.: (585) 243-4142

Any such notice to all of the Holders shall be provided to the address on the books and records of the Company, or at such other address as such party may designate by five (5) days’ advance written notice to the other party.  The date of giving of any such notice shall be the date of hand delivery, the business day sent by telephone facsimile, and the day after delivery to the overnight courier service.

11.   Absence of Third Party Beneficiary Rights.  No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

12.   Miscellaneous.

(a)   This Agreement (i) sets forth the entire agreement between the parties hereto and supersedes all prior agreements, written or oral, concerning the subject matter herein, and there are no oral understandings, statements or stipulations bearing upon the effect of this Agreement which have not been incorporated herein; (ii) may be modified or amended only by a written instrument signed by all of the parties; (iii) shall bind and inure to the benefit of the parties and their respective heirs, successors and assigns; and (iv) may not be assigned by any party except as provided in Section 9 above.  Any attempted assignment of this Agreement other than as provided in Section 9 above shall be null and void.

(b)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to conflicts of law principles.  With respect to any matters that may be heard before a court of competent jurisdiction, the parties consent to the jurisdiction and venue of the state and federal courts located in Monroe County, New York.

(c)   This Agreement may be executed simultaneously in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  All such counterparts may be delivered by facsimile or other electronic means and each such electronically delivered counterpart shall be deemed an original and shall be binding upon the parties for all purposes herein.

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

WINDTAMER CORPORATION

By:	/s/ William Schmitz
William Schmitz
Chief Executive Officer

COUNTERPART SIGNATURE PAGE
TO
WINDTAMER CORPORATION
REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the undersigned have each executed and agreed to this Registration Rights Agreement as of the date first above written.

HOLDERS

/s/ Michael Hughes
Michael Hughes

/s/ William Schmitz
William Schmitz

/s/ Molly Hedges
Molly Hedges

/s/ Gerald Brock
Gerald Brock